PROSPECTUS SUPPLEMENT DATED JANUARY 24, 2005	Filed Pursuant to Rule 424(b)(3)
(To Prospectus Dated November 8, 2004)	File Number 333-104000

American Financial Realty Trust

8,823,944 Common Shares

This prospectus supplement updates the prospectus dated November 8, 2004 relating to the resale of up to 8,823,944 common shares of beneficial interest of American Financial Realty Trust, which shares may be currently owned or may be acquired by converting units of limited partnership interest in our operating partnership, First States Group, L.P., into common shares by the selling shareholders named in the prospectus, and any of their pledgees, donees, transferees or other successors in interest.

The Selling Shareholders table, appearing under the heading “Selling Shareholders” beginning on page 27 of the accompanying prospectus, hereby is supplemented with the updated information below. The following updated information is based upon information provided to us by the selling shareholders and is accurate to the best of our knowledge as of January 24, 2005.

Selling Shareholder(1)	Number of Shares Beneficially Owned		Shares Being Registered	Percentage of All Common Shares Beneficially Owned Before Resale	Beneficial Ownership After Resale of Shares
					Number of Shares(2)	Percentage
Holders of Common Shares (Unaffiliated with the Company)
David Doyle	29,334		29,334	*	—	*
Friedman, Billings, Ramsey & Co., Inc.	28,334	(3)	28,334	*	—	*
Ken Slosser	2,666		2,666	*	—	*
Mindi McClure	2,666		2,666	*	—	*
Ned Wheeler	2,666		2,666	*	—	*
Patrick Steel	3,334		3,334	*	—	*

*	Represents less than 1%
(1)	This table is based upon information that was provided to us by the selling shareholders named in this prospectus supplement prior to the filing of this prospectus supplement. As a result, the selling shareholders may have sold, transferred or otherwise disposed of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, or they may have acquired other shares, since the date on which they first provided information to us regarding their shares.
(2)	Assumes the sale by the selling shareholder of only those shares presented in the column “Shares Being Registered,” and no sale of such other securities that are beneficially owned by the selling shareholder as presented in the column entitled “Number of Shares Beneficially Owned.”
(3)	Friedman, Billings, Ramsey Group, Inc. and Friedman, Billings, Ramsey & Co., Inc. are affiliated entities. We have had certain material relationships and engaged in material transactions with these entities, which relationships and transactions are described in Note 10 to the financial statements included in our Form 10-Q for the quarter ended September 30, 2004, which information is incorporated herein by reference.